Exhibit 99.1

Middle Market Credit Fund, LLC

Consolidated Financial Statements with Report of Independent Auditors

For the years ended December 31, 2024 and 2023

Middle Market Credit Fund, LLC

Report of Independent Auditors

The Board of Managers and Members of
Middle Market Credit Fund, LLC

Opinion

We have audited the consolidated financial statements of Middle Market Credit Fund, LLC (“Credit Fund”), which comprise the consolidated statements of assets, liabilities and members’ equity, including the consolidated schedules of investments, as of December 31, 2024 and 2023, and the related consolidated statements of operations, changes in members’ equity and cash flows for the years ended December 31, 2024 and 2023, and the related notes (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of Credit Fund at December 31, 2024 and 2023, and the results of its operations, changes in its members’ equity and its cash flows for the years ended December 31, 2024 and 2023 in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Credit Fund and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Credit Fund’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free of material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•Exercise professional judgment and maintain professional skepticism throughout the audit.
•Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Credit Fund’s internal control. Accordingly, no such opinion is expressed.
•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
•Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Credit Fund’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Ernst & Young LLP

Tysons, Virginia
February 25, 2025

MIDDLE MARKET CREDIT FUND, LLC
CONSOLIDATED STATEMENTS OF ASSETS, LIABILITIES AND MEMBERS’ EQUITY
(dollar amounts in thousands)

	December 31, 2024	December 31, 2023
ASSETS
Investments, at fair value (amortized cost of $541,053 and $794,899, respectively)	$529,909	$761,112
Cash, cash equivalents and restricted cash	48,046	36,177
Interest receivable	4,495	4,638
Receivable for investments sold	16,817	92
Prepaid expenses and other assets	1,620	3,082
Total assets	$600,887	$805,101

LIABILITIES AND MEMBERS’ EQUITY
Secured borrowings (Note 5)	$189,221	$447,221
Subordinated Loans (Note 6)	386,000	386,000
Payable for investments purchased	44,847	—
Interest and credit facility fees payable (Note 5)	4,028	8,982
Dividend payable	22,000	22,000
Other accrued expenses and liabilities	426	635
Total liabilities	$646,522	$864,838
Commitments and contingencies (Note 7)

MEMBERS' EQUITY/(DEFICIT)
Members' equity	$2	$2
Accumulated net investment income (loss) (net of cumulative dividends of $291,159 and $247,159, respectively)	6,738	9,661
Accumulated net realized gain (loss) (net of cumulative dividends of $91 and $91, respectively)	(41,231)	(35,613)
Accumulated net unrealized appreciation (depreciation)	(11,144)	(33,787)
Total members' equity (deficit)	$(45,635)	$(59,737)
Total liabilities and members’ equity (deficit)	$600,887	$805,101

The accompanying notes are an integral part of these consolidated financial statements.

MIDDLE MARKET CREDIT FUND, LLC
CONSOLIDATED SCHEDULE OF INVESTMENTS
As of December 31, 2024
(dollar amounts in thousands)

Investments (1)		Footnotes	Industry	Reference Rate(2)	Spread (2)	Interest Rate (2)	Maturity Date	Par/ Principal Amount	Amortized Cost (4)	Fair Value (5)
First Lien Debt (99.9% of fair value)
Accession Risk Management Group, Inc.	+	(2)(3)	Diversified Financial Services	SOFR	4.75%	9.28%	11/1/2029	$21,673	$21,673	$21,882
ACR Group Borrower, LLC	^+	(2)(3)(9)	Aerospace & Defense	SOFR	4.25%	8.58%	3/31/2028	33,437	33,124	33,045
Allied Benefit Systems Intermediate LLC	+	(2)(3)	Healthcare & Pharmaceuticals	SOFR	5.25%	9.63%	10/31/2030	8,574	8,461	8,660
Alpine Acquisition Corp II	+	(2)(3)(6)	Transportation: Cargo	SOFR	2.00%, 8.55% PIK	10.55%	11/30/2029	9,804	9,558	7,870
API Technologies Corp.	+	(2)(6)	Aerospace & Defense	SOFR	1.00% , 6.00% PIK	11.33%	5/9/2027	15,678	14,432	12,276
API Technologies Corp.	^	(2)(3)(6)	Aerospace & Defense	SOFR	1.00%, 6.00% PIK	11.33%	5/9/2027	1,385	936	1,385
BMS Holdings III Corp.	+	(2)(3)(6)	Construction & Building	SOFR	5.50%	9.83%	9/30/2026	10,905	10,864	10,523
Chemical Computing Group ULC (Canada)	^+	(2)(3)(6)(9)	Software	SOFR	4.50%	8.96%	8/30/2025	11,345	11,320	11,345
Divisions Holding Corporation	+	(2)(3)(6)	Business Services	SOFR	4.75%	9.11%	5/27/2028	12,942	12,870	12,940
DTI Holdco, Inc.	+	(2)(3)	High Tech Industries	SOFR	4.75%	9.11%	4/26/2029	29,325	28,922	29,490
Dwyer Instruments, Inc.	+	(2)(3)(6)	Capital Equipment	SOFR	4.75%	9.14%	7/21/2029	3,593	3,566	3,593
Eliassen Group, LLC	+	(2)(3)	Business Services	SOFR	5.75%	10.10%	4/14/2028	18,987	18,835	18,680
Heartland Home Services, Inc.	+	(2)(3)(6)(9)	Consumer Services	SOFR	6.00%	10.33%	12/15/2026	23,963	23,921	22,845
Heartland Home Services, Inc.	+	(2)(3)(6)	Consumer Services	SOFR	5.75%	10.08%	12/15/2026	7,096	7,051	6,742
HMT Holding Inc.	^+	(2)(3)(6)(9)	Energy: Oil & Gas	SOFR	6.50%	11.01%	11/17/2025	33,416	33,372	33,190
KAMC Holdings, Inc.	+	(2)(6)	Energy: Electricity	SOFR	4.00%	8.51%	8/14/2026	13,265	13,247	13,066
KBP Investments, LLC	+	(2)(3)(6)	Beverage & Food	SOFR	5.50%	9.94%	5/25/2027	37,208	37,100	36,788
LVF Holdings, Inc.	+	(2)(3)(6)	Beverage & Food	SOFR	5.50%	9.83%	6/10/2027	9,898	9,791	9,898
NEFCO Holding Company LLC	+	(2)(3)	Construction & Building	SOFR	5.75%	10.31%	8/5/2028	10,830	10,722	10,806
North Haven Fairway Buyer, LLC	+	(2)(3)	Consumer Services	SOFR	6.50%	10.90%	5/17/2028	6,632	6,513	6,632
Output Services Group, Inc.	^	(2)(3)(6)(7)	Media: Advertising, Printing & Publishing	SOFR	6.25%	10.54%	11/30/2028	4,160	2,910	3,262
PF Atlantic Holdco 2, LLC	+	(2)(3)(6)	Leisure Products & Services	SOFR	5.50%	10.04%	11/12/2027	15,085	14,940	15,085
Pushpay USA Inc.	+	(2)	Diversified Financial Services	SOFR	4.50%	8.83%	8/16/2031	15,650	15,498	15,650
QBS Parent, Inc.	+	(2)(3)	Energy: Oil & Gas	SOFR	4.75%	9.27%	11/7/2031	9,569	9,522	9,521
Radiology Partners, Inc.	+	(2)(6)	Healthcare & Pharmaceuticals	SOFR	3.50% , 1.50% PIK	9.51%	1/31/2029	18,450	18,435	18,181
Ranpak B.V. (Netherlands)	+	(2)	Containers, Packaging & Glass	SOFR	4.50%	8.79%	12/19/2031	7,805	7,727	7,727
Ranpak Corp.	+	(2)	Containers, Packaging & Glass	SOFR	4.50%	8.79%	12/19/2031	12,195	12,073	12,073
Striper Buyer, LLC	+	(2)(3)	Containers, Packaging & Glass	SOFR	5.50%	9.86%	12/30/2026	14,400	14,343	13,811
Spotless Brands, LLC	+	(2)(3)	Consumer Services	SOFR	5.50%	10.06%	7/25/2028	10,864	10,756	10,809

Investments (1)		Footnotes	Industry	Reference Rate(2)	Spread (2)	Interest Rate (2)	Maturity Date	Par/ Principal Amount	Amortized Cost (4)	Fair Value (5)
Tank Holding Corp.	+	(2)(3)(6)	Capital Equipment	SOFR	5.75%	10.00%	3/31/2028	$19,549	$19,189	$19,549
Turbo Buyer, Inc.	+	(2)(3)(9)	Auto Aftermarket & Services	SOFR	6.00%	10.47%	12/2/2025	34,015	33,944	31,728
U.S. TelePacific Holdings Corp.	^	(2)(3)(6)(7)	Telecommunications	SOFR	1.00%, 6.00% PIK	11.29%	5/2/2026	4,014	2,993	1,525
VRC Companies, LLC	^+	(2)(3)(6)(9)	Business Services	SOFR	5.50%	10.35%	6/29/2027	23,260	23,087	23,250
Yellowstone Buyer Acquisition, LLC	+	(2)(3)(6)	Consumer Goods: Durable	SOFR	5.75%	10.48%	9/13/2027	38,700	38,299	35,768
First Lien Debt Total									$539,994	$529,595
Equity Investments (0.1% of fair value)
48forty Intermediate Holdings, Inc.	^	(8)	Transportation: Cargo					1	$—	$—
EvolveIP, LLC	^	(8)	Telecommunications					311	1,059	314
Output Services Group, Inc.	^	(8)	Media: Advertising, Printing & Publishing					205	—	—
Equity Investments Total									$1,059	$314
Total Investments									$541,053	$529,909
^ Denotes that all or a portion of the assets are owned by Credit Fund. Credit Fund has entered into a revolving credit facility (the “Credit Fund Facility”). Accordingly, such assets are not available to creditors of Credit Fund Sub.
+ Denotes that all or a portion of the assets are owned by Credit Fund Sub. Credit Fund Sub has entered into a revolving credit facility (the “Credit Fund Sub Facility”). The lenders of the Credit Fund Sub Facility have a first lien security interest in substantially all of the assets of Credit Fund Sub. Accordingly, such assets are not available to creditors of Credit Fund.
(1)    Unless otherwise indicated, issuers of investments held by Credit Fund are domiciled in the United States. As of December 31, 2024, the geographical composition of investments as a percentage of fair value was 2.1% in Canada, 1.5% in Netherlands, and 96.4% in the United States. Certain portfolio company investments are subject to contractual restrictions on sales.
(2)Variable rate loans to the portfolio companies bear interest at a rate that is determined by reference to either SOFR or an alternate base rate (commonly based on the Federal Funds Rate or the U.S. Prime Rate), which generally resets quarterly. For each such loan, Credit Fund has indicated the reference rate used and provided the spread and the interest rate in effect as of December 31, 2024. As of December 31, 2024, the reference rates for Credit Fund’s variable rate loans were the 30-day SOFR at 4.30%, the 90-day SOFR at 4.29% and the 180-day SOFR at 4.25%.
(3)Loan includes interest rate floor feature, which ranges from 0.75% to 1.00%.
(4)Amortized cost represents original cost, including origination fees and upfront fees received that are deemed to be an adjustment to yield, adjusted for the accretion/amortization of discounts/premiums, as applicable, on debt investments using the effective interest method.
(5)Fair value is determined in good faith by or under the direction of the Board of Managers of Credit Fund, pursuant to Credit Fund’s valuation policy, with the fair value of all investments determined using significant unobservable inputs.
(6)Loans include a credit spread adjustment from 0.10% to 0.43%.
(7)Represents an investment on non-accrual status as of December 31, 2024.
(8)Represents a non-income producing security as of December 31, 2024.
(9)As of December 31, 2024, Credit Fund had the following unfunded commitments to fund delayed draw and revolving senior secured loans:

First Lien Debt – unfunded delayed draw and revolving term loans commitments	Type	Unused Fee	Par/ Principal Amount	Fair Value
ACR Group Borrower, LLC	Revolver	0.38%	$7,350	$(71)
Chemical Computing Group ULC (Canada)	Revolver	0.50	873	—
Heartland Home Services, Inc.	Revolver	0.50	571	(26)
HMT Holding Inc.	Revolver	0.50	4,233	(25)
Turbo Buyer, Inc.	Revolver	0.50	467	(31)
VRC Companies, LLC	Revolver	0.50	833	0
Total unfunded commitments			$14,327	$(153)

MIDDLE MARKET CREDIT FUND, LLC
CONSOLIDATED SCHEDULE OF INVESTMENTS
As of December 31, 2023
(dollar amounts in thousands)

Consolidated Schedule of Investments as of December 31, 2023
Investments (1)		Footnotes	Industry	Reference Rate(2)	Spread (2)	Interest Rate (2)	Maturity Date	Par/ Principal Amount	Amortized Cost (4)	Fair Value (5)
First Lien Debt (100.0% of fair value)
ACR Group Borrower, LLC	^+	(2)(3)(8)	Aerospace & Defense	SOFR	4.25%	9.60%	3/31/2028	$37,564	$37,165	$37,338
Allied Benefit Systems Intermediate LLC	+	(2)(3)	Healthcare & Pharmaceuticals	SOFR	5.25%	10.63%	10/31/2030	8,639	8,511	8,509
Alpine Acquisition Corp II	+	(2)(3)(6)	Transportation: Cargo	SOFR	6.00%	11.46%	11/30/2026	9,899	9,531	9,462
API Technologies Corp.	+	(2)(6)(7)	Aerospace & Defense	SOFR	1.00%, 6.00% PIK	12.36%	5/9/2027	14,752	13,905	8,870
API Technologies Corp.	^	(2)(3)(6)	Aerospace & Defense	SOFR	1.00%, 6.00% PIK	12.36%	5/9/2027	1,303	620	1,264
Avalign Technologies, Inc.	+	(2)(6)	Healthcare & Pharmaceuticals	SOFR	4.50%	9.98%	12/22/2025	14,145	14,099	13,120
BMS Holdings III Corp.	+	(2)(3)(6)	Construction & Building	SOFR	5.50%	10.97%	9/30/2026	11,018	10,956	10,768
Chartis Holding, LLC	^+	(2)(3)(6)(8)	Business Services	SOFR	5.00%	10.52%	5/1/2025	8,002	8,002	7,985
Chemical Computing Group ULC (Canada)	^+	(2)(3)(6)(8)	Software	SOFR	4.50%	9.86%	8/30/2024	11,488	11,415	11,438
Diligent Corporation	^+	(2)(3)(6)(8)	Telecommunications	SOFR	6.25%	11.78%	8/4/2025	9,949	9,839	9,886
Divisions Holding Corporation	+	(2)(3)(6)	Business Services	SOFR	4.75%	10.22%	5/27/2028	14,044	13,948	13,965
DTI Holdco, Inc.	+	(2)(3)	High Tech Industries	SOFR	4.75%	10.13%	4/26/2029	29,625	29,144	29,335
Eliassen Group, LLC	+	(2)(3)	Business Services	SOFR	5.50%	10.85%	4/14/2028	19,181	18,990	18,946
EPS Nass Parent, Inc.	^+	(2)(3)(6)(8)	Utilities: Electric	SOFR	5.75%	11.25%	4/19/2028	34,525	34,055	33,365
EvolveIP, LLC	^+	(2)(3)(6)	Telecommunications	SOFR	5.50%	11.19%	6/7/2025	42,720	42,701	40,964
Exactech, Inc.	+	(2)(3)(6)	Healthcare & Pharmaceuticals	SOFR	3.75%	9.11%	2/14/2025	20,856	20,823	10,636
GSM Acquisition Corp.	+	(2)(3)(6)	Leisure Products & Services	SOFR	5.00%	10.41%	11/16/2026	30,659	30,468	30,429
Heartland Home Services, Inc.	+	(2)(3)(6)	Consumer Services	SOFR	5.75%	11.11%	12/15/2026	7,169	7,104	6,848
Heartland Home Services, Inc.	+	(2)(3)(6)(8)	Consumer Services	SOFR	6.00%	11.36%	12/15/2026	24,008	23,947	23,054
HMT Holding Inc.	^+	(2)(3)(6)(8)	Energy: Oil & Gas	SOFR	6.00%	11.56%	11/17/2025	34,634	34,543	33,931
Integrity Marketing Acquisition, LLC	+	(2)(3)(6)	Diversified Financial Services	SOFR	6.05%	11.54%	8/27/2026	36,572	36,358	36,071
Integrity Marketing Acquisition, LLC	^+	(2)(3)(6)	Diversified Financial Services	SOFR	6.02%	11.51%	8/27/2026	6,879	6,829	6,781
Jensen Hughes, Inc.	^+	(2)(3)(6)(8)	Utilities: Electric	SOFR	5.75%	11.20%	3/22/2025	33,730	33,722	33,602
KAMC Holdings, Inc.	+	(2)(6)	Energy: Electricity	SOFR	4.00%	9.65%	8/14/2026	13,405	13,377	11,394
KBP Investments, LLC	+	(2)(3)(6)	Beverage & Food	SOFR	5.50%, 1.00% PIK	11.97%	5/25/2027	37,453	37,305	35,217
North Haven Fairway Buyer, LLC	+	(2)(3)	Consumer Services	SOFR	6.50%	11.85%	5/17/2028	6,700	6,552	6,767
Output Services Group, Inc.	^	(2)(3)(6)(7)	Media: Advertising, Printing & Publishing	SOFR	6.25%	12.07%	11/30/2028	4,160	3,306	3,225

Consolidated Schedule of Investments as of December 31, 2023
Investments (1)		Footnotes	Industry	Reference Rate(2)	Spread (2)	Interest Rate (2)	Maturity Date	Par/ Principal Amount	Amortized Cost (4)	Fair Value (5)
PF Atlantic Holdco 2, LLC	+	(2)(3)(6)	Leisure Products & Services	SOFR	5.50%	11.12%	11/12/2027	$15,240	$15,052	$14,874
Premise Health Holding Corp.	+	(2)(6)	Healthcare & Pharmaceuticals	SOFR	3.75%	9.25%	7/10/2025	13,168	13,151	12,904
Radiology Partners, Inc.	+	(2)(6)	Healthcare & Pharmaceuticals	SOFR	4.25%	10.18%	7/9/2025	27,553	27,515	21,987
RevSpring Inc.	+	(2)(6)	Media: Advertising, Printing & Publishing	SOFR	4.00%	9.61%	10/11/2025	28,548	28,474	28,425
Striper Buyer, LLC	+	(2)(3)	Containers, Packaging & Glass	SOFR	5.50%	10.96%	12/30/2026	14,550	14,467	14,460
Summit Acquisition, Inc.	+	(2)(3)	Diversified Financial Services	SOFR	6.75%	12.10%	5/1/2030	5,940	5,772	5,967
Tank Holding Corp.	+	(2)(3)(6)	Capital Equipment	SOFR	5.75%	11.21%	3/31/2028	19,749	19,296	19,292
Turbo Buyer, Inc.	+	(2)(3)(8)	Auto Aftermarket & Services	SOFR	6.00%	11.50%	12/2/2025	33,900	33,757	33,447
U.S. TelePacific Holdings Corp.	^	(2)(3)(6)(7)	Telecommunications	SOFR	1.00%, 6.00% PIK	12.53%	5/2/2026	3,799	3,270	1,168
USALCO, LLC	+	(2)(3)(6)	Chemicals, Plastics & Rubber	SOFR	6.00%	11.61%	10/19/2027	14,696	14,493	14,696
VRC Companies, LLC	^+	(2)(3)(6)(8)	Business Services	SOFR	5.50%	11.14%	6/29/2027	23,500	23,267	23,308
Welocalize, Inc.	^+	(2)(3)(6)(8)	Business Services	SOFR	4.75%	10.20%	12/23/2024	32,649	32,531	31,466
WRE Holding Corp.	^+	(2)(3)(6)(8)	Environmental Industries	SOFR	5.00%	10.41%	1/3/2025	8,070	8,068	8,021
Yellowstone Buyer Acquisition, LLC	+	(2)(3)(6)	Consumer Goods: Durable	SOFR	5.75%	11.18%	9/13/2027	39,100	38,571	37,927
First Lien Debt Total									$794,899	$761,112
Equity Investments (0.0% of fair value)
Output Services Group, Inc.	^	(9)	Media: Advertising, Printing & Publishing					205	$—	$—
Equity Investments Total									$—	$—
Total Investments									$794,899	$761,112

^ Denotes that all or a portion of the assets are owned by Credit Fund. Credit Fund has entered into a revolving credit facility (the “Credit Fund Facility”). Accordingly, such assets are not available to creditors of Credit Fund Sub.
+ Denotes that all or a portion of the assets are owned by Credit Fund Sub. Credit Fund Sub has entered into a revolving credit facility (the “Credit Fund Sub Facility”). The lenders of the Credit Fund Sub Facility have a first lien security interest in substantially all of the assets of Credit Fund Sub. Accordingly, such assets are not available to creditors of Credit Fund.
(1)    Unless otherwise indicated, issuers of investments held by Credit Fund are domiciled in the United States. As of December 31, 2023, the geographical composition of investments as a percentage of fair value was 1.5% in Canada and 98.5% in the United States. Certain portfolio company investments are subject to contractual restrictions on sales.
(2)Variable rate loans to the portfolio companies bear interest at a rate that is determined by reference to either SOFR or an alternate base rate (commonly based on the Federal Funds Rate or the U.S. Prime Rate), which generally resets quarterly. For each such loan, Credit Fund has indicated the reference rate used and provided the spread and the interest rate in effect as of December 31, 2023. As of December 31, 2023, the reference rates for Credit Fund’s variable rate loans were the 30-day SOFR at 5.35%, the 90-day SOFR at 5.33% and the 180-day SOFR at 5.16%.
(3)Loan includes interest rate floor feature, which ranges from 0.75% to 1.00%.
(4)Amortized cost represents original cost, including origination fees and upfront fees received that are deemed to be an adjustment to yield, adjusted for the accretion/amortization of discounts/premiums, as applicable, on debt investments using the effective interest method.
(5)Fair value is determined in good faith by or under the direction of the Board of Managers of Credit Fund, pursuant to Credit Fund’s valuation policy, with the fair value of all investments determined using significant unobservable inputs.
(6)Loans include a credit spread adjustment from 0.10% to 0.43%.
(7)Loan was on non-accrual status as of December 31, 2023.
(8)As of December 31, 2023, Credit Fund had the following unfunded commitments to fund delayed draw and revolving senior secured loans:

First Lien Debt – unfunded delayed draw and revolving term loans commitments	Type	Unused Fee	Par/ Principal Amount	Fair Value
ACR Group Borrower, LLC	Revolver	0.38%	$3,570	$(20)
Chartis Holding, LLC	Revolver	0.50	1,003	(2)
Chemical Computing Group ULC (Canada)	Revolver	0.50	873	(4)

First Lien Debt – unfunded delayed draw and revolving term loans commitments	Type	Unused Fee	Par/ Principal Amount	Fair Value
Diligent Corporation	Revolver	0.50%	$323	$(2)
EPS Nass Parent, Inc.	Revolver	0.50	359	(13)
Heartland Home Services, Inc.	Revolver	0.50	772	(31)
HMT Holding Inc.	Revolver	0.50	3,351	(62)
Jensen Hughes, Inc.	Revolver	0.50	1,955	(7)
Turbo Buyer, Inc.	Revolver	0.50	933	(12)
VRC Companies, LLC	Revolver	0.50	833	(6)
Welocalize, Inc.	Revolver	0.50	5,625	(174)
WRE Holding Corp.	Revolver	0.50	1,123	(6)
Total unfunded commitments			$20,720	$(339)
(9)Represents a non-income producing security as of December 31, 2023.

The accompanying notes are an integral part of these consolidated financial statements.

MIDDLE MARKET CREDIT FUND, LLC
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollar amounts in thousands)

	For the years ended December 31,
	2024	2023
Investment income:
Interest income	$72,061	$89,938
Other income	346	510
Total investment income	72,407	90,448

Expenses:
Interest expense and credit facility fees	29,654	41,457
Professional fees	567	615
Administrative service fees	341	332
Other general and administrative	768	992
Total expenses	31,330	43,396
Net investment income (loss)	41,077	47,052
Net realized gain (loss) and net change in unrealized appreciation (depreciation) on investments:
Net realized gain (loss) on investments	(5,618)	(25,619)
Net change in unrealized appreciation (depreciation) on investments	22,643	16,960
Net realized gain (loss) and net change in unrealized appreciation (depreciation) on investments	17,025	(8,659)
Net increase in members’ equity resulting from operations	$58,102	$38,393

The accompanying notes are an integral part of these consolidated financial statements.

MIDDLE MARKET CREDIT FUND, LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY
(dollar amounts in thousands)

	For the years ended December 31,
	2024	2023
Increase (decrease) in members’ equity resulting from operations:
Net investment income (loss)	$41,077	$47,052
Net realized gain (loss) on investments	(5,618)	(25,619)
Net change in unrealized appreciation (depreciation) on investments	22,643	16,960
Net increase (decrease) in members’ equity resulting from operations	58,102	38,393

Capital transactions:
Dividends declared	(44,000)	(44,000)
Net increase (decrease) in members’ capital resulting from capital transactions	(44,000)	(44,000)
Net increase (decrease) in members’ equity	14,102	(5,607)
Members’ equity (deficit) at beginning of year	(59,737)	(54,130)
Members’ equity (deficit) at end of year	$(45,635)	$(59,737)

The accompanying notes are an integral part of these consolidated financial statements.

MIDDLE MARKET CREDIT FUND, LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollar amounts in thousands)

	For the years ended December 31,
	2024	2023
Cash flows from operating activities:
Net increase (decrease) in members’ equity resulting from operations	$58,102	$38,393
Adjustments to reconcile net increase (decrease) in members’ equity resulting from operations to net cash provided by (used in) operating activities:
Paid-in-kind interest	(3,200)	(546)
Amortization of deferred financing costs	1,562	1,483
Net accretion of discount on investments	(2,901)	(2,075)
Net realized (gain) loss on investments	5,618	25,619
Net change in unrealized (appreciation) depreciation on investments	(22,643)	(16,960)
Cost of investments purchased and change in payable for investments purchased	(71,179)	(49,792)
Proceeds from sales and repayments of investments and change in receivable for investments sold	353,630	187,221
Changes in operating assets:
Interest receivable	143	400
Prepaid expenses and other assets	—	105
Changes in operating liabilities:
Interest and credit facility fees payable	(4,954)	817
Other accrued expenses and liabilities	(209)	(140)
Net cash provided by (used in) operating activities	313,969	184,525
Cash flows from financing activities:
Borrowings on Credit Fund Sub Facility	57,000	20,000
Repayments of Credit Fund Sub Facility	(315,000)	(161,400)
Debt issuance costs paid	(100)	(1,978)
Dividends paid in cash	(44,000)	(33,000)
Net cash provided by (used in) financing activities	(302,100)	(176,378)
Net increase (decrease) in cash, cash equivalents and restricted cash	11,869	8,147
Cash, cash equivalents and restricted cash, beginning of year	36,177	28,030
Cash, cash equivalents and restricted cash, end of year	$48,046	$36,177
Supplemental disclosures:
Dividends declared during the year	$44,000	$44,000
Interest and credit facility fees paid during the year	$31,791	$39,158
Taxes paid during the year	$258	$262

The accompanying notes are an integral part of these consolidated financial statements.

MIDDLE MARKET CREDIT FUND, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2024
(dollar amounts in thousands)
1. ORGANIZATION
Middle Market Credit Fund, LLC (“Credit Fund”) is a Delaware limited liability company formed on February 4, 2016. On February 29, 2016, Carlyle Secured Lending, Inc. (“CSL”) and Credit Partners USA LLC (“Credit Partners” and, together with CSL, the “Members” and, each, a “Member”) entered into an amended and restated limited liability company agreement, which was most recently amended on April 20, 2023, and may be further amended from time to time (as amended, the “LLC Agreement”), to co-manage Credit Fund. Credit Fund is managed by a six-member board of managers (“Board of Managers”), on which CSL and Credit Partners have equal representation. Investment decisions must be unanimously approved by a quorum of the investment committee, which is comprised of persons appointed equally by each Member (“Investment Committee”). The Members each have 50% economic ownership of Credit Fund and have commitments to fund, from time to time, capital and subordinated loans of up to $250,000 each. Credit Fund commenced substantial operations on May 11, 2016, the date of the first capital call.
Credit Fund’s investment objective is to generate current income and capital appreciation primarily through debt investments in U.S. middle market companies.
Middle Market Credit Fund SPV, LLC (the “Credit Fund Sub”), a Delaware limited liability company, was formed on April 5, 2016. Credit Fund Sub is a wholly owned subsidiary of Credit Fund and is consolidated in Credit Fund’s consolidated financial statements commencing from the date of its formation. Credit Fund Sub primarily invests in first lien loans of middle market companies. Refer to Note 5, Borrowings, to these consolidated financial statements for discussions regarding the credit facility entered into by the Credit Fund Sub.
Carlyle Global Credit Administration L.L.C. (the “Administrator”) provides the administrative services necessary for Credit Fund to operate. The Administrator is a wholly owned subsidiary of Carlyle Investment Management L.L.C., a subsidiary of The Carlyle Group Inc., a global investment firm publicly traded on the Nasdaq Global Select Market under the symbol “CG”.
Credit Fund had a five-year investment period commencing on February 29, 2016, which was extended to May 21, 2025. Such period may be extended, suspended or sooner terminated pursuant to the terms of the LLC Agreement. After the end of the investment period, the LLC Agreement will continue to be in full force and effect and Credit Fund will not be dissolved until all the investments are amortized, liquidated or are otherwise transferred or disposed of by Credit Fund, the Credit Fund Sub and, if applicable, any other subsidiary.
2. SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The consolidated financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). Credit Fund is an investment company for the purposes of accounting and financial reporting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 946, Financial Services—Investment Companies (“ASC 946”). U.S. GAAP for an investment company requires investments to be recorded at their estimated fair value. The carrying value for all other assets and liabilities approximates their fair value. The consolidated financial statements include the accounts of Credit Fund and its wholly owned subsidiary, the Credit Fund Sub. All significant intercompany balances and transactions have been eliminated.
Certain prior period disclosures within the Consolidated Schedule of Investments have been amended to conform to the current period presentation.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make assumptions and estimates that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management’s estimates are based on historical experiences and other factors, including expectations of future events that management believes to be reasonable under the circumstances. It also requires management to exercise judgment in the process of applying Credit Fund’s accounting policies. Assumptions and estimates regarding the valuation of investments involve a higher degree of judgment and complexity and these assumptions and estimates may be significant to the consolidated financial statements. Actual results could differ from these estimates and such differences could be material.
Investments
Investment transactions are recorded on the trade date. Realized gains or losses are measured by the difference between the net proceeds from the repayment or sale and the amortized cost basis of the investment at the time of exit, using the specific identification method without regard to unrealized appreciation or depreciation previously recognized, and includes investments charged off during the period, net of recoveries. Net change in unrealized appreciation or depreciation on investments as presented in the accompanying Consolidated Statements of Operations reflects the net change in the fair value of investments, including the reversal of previously recorded unrealized appreciation or depreciation when gains or losses are realized. See Note 3, Fair Value Measurements, to these consolidated financial statements for further information about fair value measurements.
Cash, Cash Equivalents and Restricted Cash
Cash, cash equivalents and restricted cash consist of demand deposits and highly liquid investments (e.g., money market funds, U.S. treasury notes) with original maturities of three months or less. Cash equivalents are carried at amortized cost, which approximates fair value. Credit Fund’s cash, cash equivalents, and restricted cash are held with two large financial institutions and cash held in such financial institutions may, at times, exceed the Federal Deposit Insurance Corporation insured limit. As of December 31, 2024 and 2023, the Credit Fund had restricted cash balances of $10,428 and $14,106, respectively, which represent amounts that are collected and held by trustees appointed by Credit Fund for payment of interest expense and principal on the outstanding borrowings, or reinvestment into new assets. The amounts are held by the trustees as custodians of the assets securing certain of the Credit Fund's financing transactions. There were no restricted cash balances denominated in a foreign currency as of December 31, 2024 and 2023.
Revenue Recognition
Interest from Investments
Interest income is recorded on an accrual basis and includes the accretion of discounts and amortization of premiums. Discounts from and premiums to par value on debt investments purchased are accreted/amortized into interest income over the life of the respective security using the effective interest method. The amortized cost of debt investments represents the original cost, including origination fees, that are deemed to be an adjustment to yield, adjusted for the accretion of discounts and amortization of premiums, if any.
Credit Fund may have loans in its portfolio that contain payment-in-kind (“PIK”) provisions. PIK represents interest that is accrued and recorded as interest income at the contractual rates, increases the loan principal on the respective capitalization dates, and is generally due at maturity. As of December 31, 2024 and 2023, the fair value of the loans in the portfolio with PIK provisions was $39,712 and $36,481, respectively, which represents approximately 7.5% and 4.8%, respectively, of total investments at fair value. For the years ended December 31, 2024 and 2023, Credit Fund earned $2,013 and $491 in PIK income, respectively, included in interest income in the accompanying Consolidated Statements of Operations.
Other Income
Other income may include income such as consent, waiver, amendment, unused, syndication, underwriting, arranger and prepayment fees associated with Credit Fund’s investment activities. Such fees are recognized as income when earned or the services are rendered. Credit Fund may receive fees for guaranteeing the outstanding debt of a portfolio company. Such fees will be amortized into other income over the life of the guarantee. The unamortized amount, if any, is included in prepaid expenses and other assets in the accompanying Consolidated Statements of Assets, Liabilities and Members’ Equity. For the years ended December 31, 2024 and 2023, Credit Fund earned $346 and $510, respectively, in other income.
Non-Accrual Income
Loans are generally placed on non-accrual status when principal or interest payments are past due or when there is reasonable doubt that principal or interest will be collected in full. Accrued and unpaid interest is generally reversed when a loan is placed on non-accrual status. Interest payments received on non-accrual loans may be recognized as income or applied to principal depending upon management’s judgment regarding collectability. Non-accrual loans are restored to accrual status when past due principal and interest are current or there is no longer any reasonable doubt that such principal or interest will be collected in full and, in management’s judgment, are likely to remain current. Management may determine not to place a loan on non-accrual status if the loan has sufficient collateral value and is in the process of collection. As of December 31, 2024 and 2023, the fair value of the loans in the portfolio on non-accrual status was $4,787 and $13,263, respectively. The remaining first and second lien debt investments were performing and current on their interest payments as of December 31, 2024 and 2023.
Credit Fund Facilities and Related Costs, Expenses and Deferred Financing Costs
Interest expense and unused commitment fees on the Credit Fund Facility and Credit Fund Sub Facility (collectively, the "Credit Fund Facilities") are recorded on an accrual basis. Unused commitment fees are included in interest expense and credit facility fees in the accompanying Consolidated Statements of Operations. The Credit Fund Facilities are recorded at carrying value, which approximates fair value.
Deferred financing costs include capitalized expenses related to the closing or amendments of the Credit Fund Facilities. Amortization of deferred financing costs for each credit facility is computed on the straight-line basis over the respective term of each credit facility. The amortization of such costs is included in interest expense and credit facility fees in the accompanying Consolidated Statements of Operations.
Income Taxes
Credit Fund has elected to be treated as a partnership for U.S. federal income tax purposes. No provision is made for federal or state income taxes since income and losses are allocated to the individual Members who are responsible for reporting such and paying any taxes thereon. However, certain items of income distributed to Members may be subject to withholding or other taxes on behalf of those Members. Credit Fund has not recorded a liability for any uncertain tax positions pursuant to the provisions of ASC 740, Tax Provisions.
Credit Fund is not subject to federal and state taxes although it may be subject to local taxes in relation to loans originated by Credit Fund. Credit Fund is subject to New York City unincorporated business tax (“UBT”). For the years ended December 31, 2024 and 2023, UBT, including related interest and penalties, of $252 and $325, respectively, was included within other general and administrative in the accompanying Consolidated Statements of Operations.
The Credit Fund Sub is a disregarded entities for tax purposes and is consolidated with the tax return of Credit Fund.
Allocations to Members
Net investment income (loss) accrued in accordance with the LLC Agreement, net realized gain (loss) and net change in unrealized appreciation (depreciation) on investments, calculated in accordance with U.S. GAAP, will be allocated among the Members in accordance with the LLC Agreement.
Capital Calls and Dividends and Distributions to Members
Capital contributions are made by the Members on a pro rata basis based on their respective capital commitments and recorded on the effective date of the contributions. To the extent that Credit Fund has taxable income available, Credit Fund intends to make distributions quarterly in an amount equal to the investment company taxable income and net capital gains (each as computed under Subchapter M of the Internal Revenue Code of 1986, as amended (together with the rules and regulations promulgated thereunder, the “Code”)) earned in the preceding quarter, shared among the Members on a pro rata basis based on their respective membership interests. Dividends and distributions to members are recorded on the record date. The amount to be distributed is determined by the Members with prior board approval each quarter and is generally based upon the taxable earnings estimated by management and available cash. Net realized capital gains, if any, are generally distributed at least annually, although Credit Fund may decide to retain such capital gains for investment. Such payments to Members relating to their membership interests are reflected as dividends.
The Members, with prior board approval, may determine to make a distribution in addition to that required above from available cash or cash equivalents received from one or more investments (whether from principal repayment or otherwise and after reduction of any applicable withholding or reserves). Any such distributions shall be shared among the Members as follows:
(i) first, to pay any outstanding loans made by a Member or its affiliates, with prior board approval, to temporarily fund obligations for valid company purposes listed in the LLC Agreement until capital contributions are made by the Members and any interest accrued thereon;

(ii) second, to the Members in respect of any accrued and unpaid interest on the subordinated loans contributed by Members as subsequent capital contributions to Credit Fund in proportion to the outstanding balances of such subordinated loans;
(iii) third, to the Members in respect of any unpaid principal amount of the subordinated loans contributed by Members as subsequent capital contributions to Credit Fund in proportion to the outstanding balance of such subordinated loans; and
(iv) fourth, to the Members as distributions in respect of their limited liability company interests in Credit Fund in proportion to their respective capital account balances.
Functional Currency
The functional currency of Credit Fund is the U.S. Dollar and all transactions were in U.S. Dollars.
Recent Accounting Standards Updates
In November 2024, the FASB issued ASU 2024-04, which amends ASC 470-20 to clarify the requirements related to accounting for the settlement of a debt instrument as an induced conversion. The amendments are effective for fiscal years and interim periods within fiscal years beginning after December 15, 2025. Credit Fund does not expect this guidance to have a material impact on its consolidated financial statements.
3. FAIR VALUE MEASUREMENTS
Credit Fund applies fair value accounting in accordance with the terms of FASB ASC Topic 820, Fair Value Measurement (“ASC 820”). ASC 820 defines fair value as the amount that would be exchanged to sell an asset or transfer a liability in an orderly transfer between market participants at the measurement date. Credit Fund values securities/instruments traded in active markets on the measurement date by multiplying the closing price of such traded securities/instruments by the quantity of shares or amount of the instrument held. Credit Fund may also obtain quotes with respect to certain of its investments, such as its securities/instruments traded in active markets and its liquid securities/instruments that are not traded in active markets, from pricing services, brokers, or counterparties (i.e., “consensus pricing”). When doing so, Credit Fund determines whether the quote obtained is sufficient according to U.S. GAAP to determine the fair value of the security. Credit Fund may use the quote obtained or alternative pricing sources may be utilized including valuation techniques typically utilized for illiquid securities/instruments.
Securities/instruments that are illiquid or for which the pricing source does not provide a valuation or methodology or provides a valuation or methodology that, in the judgment of the Board of Managers, does not represent fair value shall each be valued as of the measurement date using all techniques appropriate under the circumstances and for which sufficient data is available. These valuation techniques may vary by investment and include comparable public market valuations, comparable precedent transaction valuations and/or discounted cash flow analyses.
All factors that might materially impact the value of an investment are considered, including, but not limited to the assessment of the following factors, as relevant:
•the nature and realizable value of any collateral;
•call features, put features and other relevant terms of debt;
•the portfolio company’s leverage and ability to make payments;
•the portfolio company’s public or private credit rating;
•the portfolio company’s actual and expected earnings and discounted cash flow;
•prevailing interest rates and spreads for similar securities and expected volatility in future interest rates;
•the markets in which the portfolio company does business and recent economic and/or market events; and
•comparisons to comparable transactions and publicly traded securities.
Investment performance data utilized are the most recently available financial statements and compliance certificates received from the portfolio companies as of the measurement date which in many cases may reflect a lag in information.
Due to the inherent uncertainty of determining the fair value of investments that do not have a readily available market value, the fair value of Credit Fund’s investments may fluctuate from period to period. Because of the inherent uncertainty of valuation, these estimated values may differ significantly from the values that would have been reported had a ready market for the investments existed, and it is reasonably possible that the difference could be material.
In addition, changes in the market environment and other events that may occur over the life of the investments may cause the realized gains or losses on investments to be different from the net change in unrealized appreciation or depreciation currently reflected in the consolidated financial statements as of December 31, 2024 and 2023.
U.S. GAAP establishes a hierarchical disclosure framework which ranks the level of observability of market price inputs used in measuring investments at fair value. The observability of inputs is impacted by a number of factors, including the type of investment and the characteristics specific to the investment and state of the marketplace, including the existence and transparency of transactions between market participants. Investments with readily available quoted prices or for which fair value can be measured from quoted prices in active markets generally have a higher degree of market price observability and a lesser degree of judgment applied in determining fair value.
Investments measured and reported at fair value are classified and disclosed based on the observability of inputs used in determination of fair values, as follows:
•Level 1—inputs to the valuation methodology are quoted prices available in active markets for identical investments as of the reporting date. Financial instruments in this category generally include unrestricted securities, including equities and derivatives, listed in active markets. Credit Fund does not adjust the quoted price for these investments, even in situations where Credit Fund holds a large position and a sale could reasonably impact the quoted price.
•Level 2—inputs to the valuation methodology are either directly or indirectly observable as of the reporting date and are those other than quoted prices in active markets. Financial instruments in this category generally include less liquid and restricted securities listed in active markets, securities traded in other than active markets, government and agency securities, and certain over-the-counter derivatives where the fair value is based on observable inputs.
•Level 3—inputs to the valuation methodology are unobservable and significant to overall fair value measurement. The inputs into the determination of fair value require significant management judgment or estimation. Financial instruments in this category generally include investments in privately-held entities and certain over-the-counter derivatives where the fair value is based on unobservable inputs.
In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment’s level within the fair value hierarchy is based on the lowest level of input that is significant to the overall fair value measurement. Credit Fund’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the investment.
Transfers between levels, if any, are recognized at the beginning of the year in which the transfers occur. For the years ended December 31, 2024 and 2023, there were no transfers between levels.
The following tables summarize Credit Fund’s investments measured at fair value on a recurring basis by the above fair value hierarchy levels as of December 31, 2024 and 2023:

	December 31, 2024
	Level 1	Level 2	Level 3	Total
Assets
First Lien Debt	$—	$—	$529,595	$529,595
Equity Investments	—	—	314	314
Total	$—	$—	$529,909	$529,909

	December 31, 2023
	Level 1	Level 2	Level 3	Total
Assets
First Lien Debt	$—	$—	$761,112	$761,112
Equity Investments	—	—	—	—
Total	$—	$—	$761,112	$761,112

The changes in Credit Fund’s investments at fair value for which Credit Fund has used Level 3 inputs to determine fair value and net change in unrealized appreciation (depreciation) included in earnings for Level 3 investments still held are as follows:

	Financial Assets
	for the Year Ended December 31, 2024
	First Lien Debt	Equity Investments	Total
Balance, beginning of year	$761,112	$—	$761,112
Purchases	118,167	1,059	119,226
Sales	(98,472)	—	(98,472)
Paydowns	(271,883)	—	(271,883)
Accretion of discount	2,901	—	2,901
Net realized gains (losses)	(5,618)	—	(5,618)
Net change in unrealized appreciation (depreciation)	23,388	(745)	22,643
Balance, end of year	$529,595	$314	$529,909
Net change in unrealized appreciation (depreciation) relating to Level 3 investments still held at the reporting date and included within the Consolidated Statements of Operations	$8,593	$(745)	$7,848

	Financial Assets
	for the Year Ended December 31, 2023
	First Lien Debt	Equity Investments	Total
Balance, beginning of year	$902,720	$—	$902,720
Purchases	50,324	—	50,324
Sales	(83,406)	—	(83,406)
Paydowns	(101,942)	—	(101,942)
Accretion of discount	2,075	—	2,075
Net realized gains (losses)	(20,255)	(5,364)	(25,619)
Net change in unrealized appreciation (depreciation)	11,596	5,364	16,960
Balance, end of year	$761,112	$—	$761,112
Net change in unrealized appreciation (depreciation) relating to Level 3 investments still held at the reporting date and included within the Consolidated Statements of Operations	$1,380	$—	$1,380

Credit Fund generally uses the following framework when determining the fair value of investments that are categorized as Level 3:
Investments in debt securities are initially evaluated to determine whether the enterprise value of the portfolio company is greater than the applicable debt. The enterprise value of the portfolio company is estimated using a market approach and an income approach. The market approach utilizes market value (EBITDA) multiples of publicly traded comparable companies and available precedent sales transactions of comparable companies. Credit Fund carefully considers numerous factors when selecting the appropriate companies whose multiples are used to value its portfolio companies. These factors include, but are not limited to, the type of organization, similarity to the business being valued, relevant risk factors, as well as size, profitability and growth expectations. The income approach typically uses a discounted cash flow analysis of the portfolio company.
Investments in debt securities that do not have sufficient coverage through the enterprise value analysis are valued based on an expected probability of default and discount recovery analysis.
Investments in debt securities with sufficient coverage through the enterprise value analysis are generally valued using a discounted cash flow analysis of the underlying security. Projected cash flows in the discounted cash flow typically represent the relevant security’s contractual interest, fees and principal payments plus the assumption of full principal recovery at the security’s expected maturity date. The discount rate to be used is determined using an average of two market-based methodologies. Investments in debt securities may also be valued using consensus pricing.
Investments in equities are generally valued using a market approach and/or an income approach. The market approach utilizes market value (EBITDA) multiples of publicly traded comparable companies and available precedent sales transactions of comparable companies. The income approach typically uses a discounted cash flow analysis of the portfolio company.
The following tables summarize the quantitative information related to the significant unobservable inputs for Level 3 instruments which were carried at fair value as of December 31, 2024 and 2023:

				Range
	Fair Value as of December 31, 2024	Valuation Techniques	Significant Unobservable Inputs	Low	High	Weighted Average
Investments in First Lien Debt	$424,351	Discounted Cash Flow	Discount Rate	8.72%	20.14%	11.70%
	105,244	Consensus Pricing	Indicative Quotes	38.00%	100.56%	98.40%
Total First Lien Debt	529,595
Equity Investments	314	Income Approach	Discount Rate	11.61%	11.61%	11.61%
		Market Approach	Comparable Multiple	3.61x	11.84x	11.84x
Total Equity Investments	$314
Total Level 3 Investments	$529,909

				Range
	Fair Value as of December 31, 2023	Valuation Techniques	Significant Unobservable Inputs	Low	High	Weighted Average
Investments in First Lien Debt	$668,034	Discounted Cash Flow	Discount Rate	8.08%	14.37%	11.31%
	89,853	Consensus Pricing	Indicative Quotes	30.75%	98.50%	80.99%
	3,225	Income Approach	Discount Rate	12.44%	12.44%	12.44%
		Market Approach	Comparable Multiple	5.49x	5.49x	5.49x
Total First Lien Debt	761,112
Total Level 3 Investments	$761,112
The significant unobservable inputs used in the fair value measurement of Credit Fund’s investments in first lien debt securities are discount rates and indicative quotes. Significant increases in discount rates in isolation would result in a significantly lower fair value measurement. Significant decreases in indicative quotes in isolation would result in a significantly lower fair value measurement.
The significant unobservable inputs used in the fair value measurement of the Credit Fund's investment in equities are discount rates and comparable EBITDA multiples. Significant increases in discount rates would result in a significantly lower fair value measurement. Significant decreases in comparable EBITDA multiples would result in a significantly lower fair value measurement.

Financial instruments disclosed but not carried at fair value
The following table presents the carrying value and fair value of Credit Fund’s secured borrowings and subordinated loans disclosed but not carried at fair value as of December 31, 2024 and 2023:

	December 31, 2024		December 31, 2023
	Carrying Value	Fair Value	Carrying Value	Fair Value
Secured borrowings	$189,221	$189,221	$447,221	$447,221
Subordinated loans	386,000	365,272	386,000	363,920
Total	$575,221	$554,493	$833,221	$811,141
 The carrying values of the secured borrowings approximate their respective fair values due to their variable interest rates and are categorized as Level 3 within the hierarchy.
Subordinated loans are valued using discounted cash flow analysis with expected recovery rate of principal and interest. The significant unobservable inputs used in the fair value measurement of the subordinated loans are discount rates, default rates and recovery rates. Significant increases in discount rates or default rates would result in a significantly lower fair value measurement. Significant decreases in recovery rates would result in a significantly lower fair value measurement.
The carrying value of other financial assets and liabilities approximates their fair value based on the short term nature of these items.
4. RELATED PARTY TRANSACTIONS
Administration Agreement
On February 29, 2016, Credit Fund’s Board of Managers approved an administration agreement (the “Administration Agreement”) between Credit Fund and the Administrator. Pursuant to the Administration Agreement, the Administrator provides services and receives reimbursements equal to an amount that reimburses the Administrator for its costs and expenses and Credit Fund’s allocable portion of overhead incurred by the Administrator in performing its obligations under the Administration Agreement, including Credit Fund’s allocable portion of the compensation paid to or compensatory distributions received by Credit Fund’s officer and respective staff who provide services to Credit Fund, operations staff who provide services to Credit Fund. Reimbursement under the Administration Agreement occurs quarterly in arrears.
The initial term of the Administration Agreement was two years from February 29, 2016 and, unless terminated earlier, the Administration Agreement renews automatically for successive annual periods. The Administration Agreement may not be assigned by a party without the consent of the other party and may be terminated by either party without penalty upon at least 60 days’ written notice to the other party.
For the years ended December 31, 2024 and 2023, Credit Fund incurred $341 and $332, respectively, in fees under the Administrative Agreement, which were included in administrative service fees in the accompanying Consolidated Statements of Operations. As of December 31, 2024 and 2023, $264 and $243, respectively, was unpaid and included in other accrued expenses and liabilities in the accompanying Consolidated Statements of Assets, Liabilities and Members’ Equity.
Sub-Administration Agreements
On February 29, 2016, the Administrator entered into sub-administration agreements with Carlyle Employee Co. Pursuant to the agreement, Carlyle Employee Co. provides the Administrator with access to personnel.
On April 5, 2016, the Administrator entered into a sub-administration agreement with State Street Bank and Trust Company (the “Sub-Administration Agreement”). This Agreement will continue in full force and effect until terminated. The Sub-Administration Agreement may not be assigned by a party without the consent of the other party and may be terminated by either party without penalty upon at least 60 days’ written notice to the other party.
For the years ended December 31, 2024 and 2023, fees incurred in connection with the Sub-Administration Agreement, which amounted to $298 and $299, respectively, were included in other general and administrative expense in the accompanying Consolidated Statements of Operations. As of December 31, 2024 and 2023, $99 and $99, respectively, was unpaid and included in other accrued expenses and liabilities in the accompanying Consolidated Statements of Assets, Liabilities and Members’ Equity.

Transactions with CSL
During the years ended December 31, 2024 and 2023, the Credit Fund engaged in purchase transactions with CSL, as detailed below. The purchases were at the investments respective fair value on the date of the transaction.

	For the year ended December 31,
	2024	2023
Number of investments purchased	5	3
Cost of investments purchased	$50,449	$18,237
5. BORROWINGS
The Credit Fund and Credit Fund Sub are party to separate credit facilities, as described below. As of December 31, 2024 and 2023, Credit Fund and Credit Fund Sub were in compliance with all covenants and other requirements of their respective credit facility agreements. Below is a summary of the borrowings and repayments under the credit facilities for the respective periods.

	Credit Fund Facility	Credit Fund Sub Facility

Outstanding balance as of December 31, 2022	$—	$588,621
Borrowings	—	20,000
Repayments	—	(161,400)
Outstanding balance as of December 31, 2023	—	447,221
Borrowings	—	57,000
Repayments	—	(315,000)
Outstanding balance as of December 31, 2024	$—	$189,221
Credit Fund Facility. On June 24, 2016, Credit Fund closed on the Credit Fund Facility, which was most recently amended on May 21, 2023 and may be further amended from time to time, pursuant to which Credit Fund may from time to time request mezzanine loans from CSL. The maximum principal amount of the Credit Fund Facility is $100,000 ($175,000 prior to the May 21, 2023 amendment), subject to availability under the Credit Fund Facility, which is based on certain advance rates multiplied by the value of Credit Fund’s portfolio investments net of certain other indebtedness that Credit Fund may incur in accordance with the terms of the Credit Fund Facility. Proceeds of the Credit Fund Facility may be used for general corporate purposes, including the funding of portfolio investments. Amounts drawn under the Credit Fund Facility bear interest at the greater of zero and SOFR (LIBOR prior to the May 21, 2023 amendment) plus an applicable spread of 5.50% (9.00% prior to the March 26, 2024 amendment) and such interest payments are made quarterly. The availability period under the Credit Fund Facility will terminate on May 21, 2025 (May 21, 2023 prior to the May 21, 2023 amendment), which is also its maturity date upon which Credit Fund is obligated to repay any outstanding borrowings.
Credit Fund Sub Facility. On June 24, 2016, Credit Fund Sub closed on the Credit Fund Sub Facility with lenders, which was most recently amended on November 4, 2024 and may be further amended from time to time. The Credit Fund Sub Facility provides for secured borrowings during the applicable revolving period up to an amount equal to $465,000 ($640,000 prior to the May 29, 2024 amendment) (the borrowing base as calculated pursuant to the terms of the Credit Fund Sub Facility). The aggregate maximum credit commitment can be increased up to an amount not to exceed $1,400,000, subject to certain restrictions and conditions set forth in the Credit Fund Sub Facility, including adequate collateral to support such borrowings. The Credit Fund Sub Facility has a revolving period through May 23, 2025 (May 23, 2023 prior to the April 20, 2023 amendment) and a maturity date of May 23, 2026 (May 23, 2025 prior to the April 20, 2023 amendment), which may be extended by mutual agreement of the parties to the Credit Fund Sub Facility. Borrowings under the Credit Fund Sub Facility bear interest initially at the applicable commercial paper rate (if the lender is a conduit lender) or SOFR plus 2.30% (2.70% and 2.35% prior to the November 4, 2024 and April 20, 2023 amendments, respectively). The Credit Fund Sub is also required to pay an undrawn commitment fee of between 0.00% to 1.75% (0.50% and 0.75% prior to the November 4, 2024 amendment) per year depending on the usage of the Credit Fund Sub Facility. Payments under the Credit Fund Sub Facility are made quarterly. Subject to certain exceptions, the Facility is secured by a first lien security interest in substantially all of the portfolio investments held by the Credit Fund Sub.

Summary of Facilities
The facilities of Credit Fund and Credit Fund Sub consisted of the following as of December 31, 2024 and 2023:

	December 31, 2024
	Total Facility	Borrowings Outstanding	Unused Portion (1)
Credit Fund Sub Facility	$465,000	$189,221	$275,779
Credit Fund Facility	100,000	—	100,000
Total	$565,000	$189,221	$375,779

	December 31, 2023
	Total Facility	Borrowings Outstanding	Unused Portion (1)
Credit Fund Sub Facility	$640,000	$447,221	$192,779
Credit Fund Facility	100,000	—	100,000
Total	$740,000	$447,221	$292,779
(1)The unused portion is the amount upon which commitment fees are based.

As of December 31, 2024 and 2023, the components of interest and credit facility fees payable were as follows:

	For the years ended December 31,
	2024	2023
Interest expense payable	$3,060	$8,488
Unused commitment fees payable	964	490
Other fees	4	4
Total interest and credit facility fees payable	$4,028	$8,982
Weighted average interest rate	6.97%	8.25%
For the years ended December 31, 2024 and 2023, the components of interest expense and credit facility fees on the Credit Fund Facilities were as follows:

	For the years ended December 31,
	2024	2023
Interest expense	$24,752	$38,614
Facility unused commitment fee	3,340	1,360
Amortization of deferred financing costs	1,562	1,483
Total interest expense and credit facility fees	$29,654	$41,457
Cash paid for interest expense and credit facility fees	$31,791	$39,158

Weighted average principal debt outstanding	$303,237	$492,607
Weighted average interest rate	8.16%	7.84%
6. MEMBERS’ EQUITY AND SUBORDINATED LOANS
The Members each have 50% economic ownership of Credit Fund and have commitments to fund, from time to time, capital and subordinated loans of up to $250,000 each. Funding of such commitments generally requires the approval of the board of Credit Fund, including the Board of Managers appointed by the Members.
For the years ended December 31, 2024 and 2023, CSL and Credit Partners did not receive any return of capital on the subordinated loans from Credit Fund. As of December 31, 2024 and 2023, Credit Fund had subordinated loans of $386,000 and members’ equity of $2. The subordinated loans have a stated interest rate of 0.001%. The maturity date of the subordinated loans is December 31, 2027.

As of December 31, 2024 and 2023, CSL and Credit Partners have remaining commitments to fund, from time to time, capital of up to $56,999 and $56,999 each, respectively.
7. COMMITMENTS AND CONTINGENCIES
A summary of significant contractual payment obligations was as follows as of December 31, 2024 and 2023:

	As of December 31,
Payment Due by Period	2024	2023
Less than 1 Year	$—	$—
1-3 Years	189,221	447,221
3-5 Years	386,000	386,000
More than 5 Years	—	—
Total	$575,221	$833,221
In the ordinary course of its business, Credit Fund enters into contracts or agreements that contain indemnification and warranties. Future events could occur that lead to the execution of these provisions against Credit Fund. Credit Fund believes that the likelihood of such an event is remote; however, the maximum potential exposure is unknown. No accrual has been made in the consolidated financial statements as of December 31, 2024 and 2023 for any such exposure.
As of December 31, 2024 and 2023, Credit Fund had remaining $113,998 in total capital commitments from the members.
Credit Fund had the following unfunded commitments to fund delayed draw and revolving senior secured loans as of the indicated dates:

	Par Value as of December 31,
	2024	2023
Unfunded revolving term loan commitments	$14,327	$20,720
8. LEGAL MATTERS
Credit Fund may become party to certain lawsuits in the ordinary course of business. Credit Fund does not believe that the outcome of current matters, if any, will materially impact Credit Fund or its consolidated financial statements. As of December 31, 2024 and 2023, Credit Fund was not subject to any material legal proceedings, nor, to Credit Fund’s knowledge, is any material legal proceeding threatened against Credit Fund.
9. CONSOLIDATED FINANCIAL HIGHLIGHTS

	For the years ended December 31,
	2024	2023
Internal rate of return (1)(4)	N/M	N/M

Ratios and supplemental data
Ratios to average members’ equity
Operating expenses (2)	328,916.3%	239,092.3%
Interest expense (2)	1,237,583.7%	1,930,707.7%
Total expenses (2)	1,566,500.0%	2,169,800.0%
Net investment income (3)	2,053,850.0%	2,352,600.0%

(1)    The internal rate of return since inception (“IRR”) was computed based on the dates of members’ equity contributions to Credit Fund, distributions from Credit Fund to Members in respect of their equity, and the fair value of the members’ equity as of December 31, 2024 and 2023. The IRR of the Members is net of all fees and expenses. Because IRR does not include contributions from, distribution to or the carrying value of the Members’ subordinated loans, the IRRs for the years ended December 31, 2024 and 2023 are not a meaningful measure of Credit Fund’s performance for its Members. Inclusive of contributions from, distribution to and the carrying value of the Members’ equity and subordinated loans, the IRR of the Members’ equity and subordinated loans for the period from the commencement of operations to December 31, 2024, 2023, and 2022 was 10.8%, 9.9%, and 9.5%, respectively.
(2)    The expense ratios are calculated as the total operating expenses allocated to the Members divided by the fair value of the Members’ weighted average capital balance for the period presented as defined by the disclosure requirements for investment companies. Pursuant to the LLC Agreement, there are no management or incentive fees. Expenses were not annualized in calculating the expense ratio. Because the expense ratios do not include the carrying value of the Members’ weighted average subordinated loans, the expense ratios for the period from the year ended December 31, 2024 and 2023 are not a meaningful measure of Credit Fund’s for its Members. Inclusive of the carrying values of the Members’ equity and subordinated loans, the total expense ratio of the Members’ equity and subordinated loans for the years ended December 31, 2024 and 2023 were 10.1% and 13.7%, respectively.
(3)    The net investment income ratio is the excess of the Members’ investment income over total expenses divided by the fair value of the Members’ weighted average capital balance for the period presented. Net investment income was not annualized in calculating the net investment income ratio. Because the net investment income ratio does not include the carrying value of the Members’ weighted average subordinated loans, the net investment income ratios for the years ended December 31, 2024 and 2023 are not a meaningful measure of Credit Fund’s net investment income for its Members. Inclusive of the carrying value of the Members’ equity and subordinated loans, the net investment income ratio of the Members’ equity and subordinated loans for the years ended December 31, 2024 and 2023 were 13.3% and 14.9%, respectively.
10. SUBSEQUENT EVENTS
Subsequent events have been evaluated through the date the consolidated financial statements were available to be issued. There have been no subsequent events that require recognition or disclosure through the date the consolidated financial statements were issued.